                                                                    Exhibit 10.2


                       FORM OF TAX INDEMNIFICATION AGREEMENT

     This TAX INDEMNIFICATION AGREEMENT (the "Agreement") dated as of _________, 2002 is entered into between Enbridge Inc., an Alberta, Canada corporation ("Enbridge"), and Enbridge Energy Management, L.L.C., a Delaware limited liability company ("Management").

                                   RECITALS

    WHEREAS, Management was formed pursuant to the Limited Liability Company Agreement of Enbridge Energy Management, L.L.C. dated as of _______________, 2002 which was amended by the Amended and Restated Limited Liability Company Agreement of Enbridge Energy Management, L.L.C. (the "Management L.L.C. Agreement").

    WHEREAS, Management authorized the issuance of two classes of limited liability company interests consisting of the "Listed Shares" and the "Voting Shares," the rights and obligations of which are more specifically described in the Management L.L.C. Agreement.

    WHEREAS, Enbridge Energy Partners, L.P., a Delaware limited partnership (the "MLP"), pursuant to the Third Amended and Restated Agreement of Limited Partnership of Enbridge Energy Partners, L.P. (the "MLP Partnership Agreement"), authorized the issuance of the new class of partnership interest hereinafter referred to as the "I-Units."

    WHEREAS, Management issued one Voting Share to EECI (as defined herein) in exchange for $1,000.

    WHEREAS, Management issued and sold Listed Shares to the public.

    WHEREAS, Management applied the net proceeds from the issuance and sale of such Voting Share and Listed Shares to acquire I-Units from the MLP in exchange for $_________. In addition, Management purchased the Purchase Rights (as defined herein) and its rights under this Agreement from Enbridge for $500,000.

    WHEREAS, Enbridge has agreed to indemnify Management for certain tax consequences attributable to the Indemnifiable Events described below.

    NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

                                   AGREEMENT

    1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings. Any reference to any person shall include such person and its permitted successors and assigns. Except where expressly stated otherwise, any agreement referred to in this Agreement shall mean such agreement as amended, supplemented or modified from time to time in accordance with the applicable provisions thereof. Capitalized terms not otherwise defined herein have the meaning assigned them in the Management L.L.C. Agreement.

    "After-Tax Basis" means in respect of any amount received or accrued by any Person (or in the case of a payee which is a pass-through or disregarded entity for the relevant Tax purposes, the Persons who are required to take into account any items of income, gain, loss or deduction with respect to such entity) (the "base amount"), the base amount supplemented by a further payment, if necessary, to such Person such that, after reduction for all Taxes actually imposed on such Person as a result of the receipt or accrual of the base amount and such further payment (after giving effect to all deductions and credits, if any, actually utilized by such Person arising from the event or circumstance giving rise to the base amount), the net amount received by such Person shall be equal to the base amount.

    "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States or Canada or the states of New York or Texas or the province of Alberta shall not be regarded as a Business Day.

    "Change in Law" means the occurrence after the date hereof of (i) the enactment of, or amendment to, any provision of the Code, Treasury Regulations thereunder or any administrative pronouncement, (ii) the enactment of, or amendment to, any provision of the Tax law of any state (or political subdivision thereof) in which Management is subject to Tax, or (iii) the issuance of a Final Determination of the United States Supreme Court or the United States Court of Appeals for the federal judicial circuit to which appeal would lie from a case concerning Indemnifiable Events relating to Management; PROVIDED, THAT (x) a change in the rate of any Tax shall not be treated as a Change in Law, and (y) an administrative pronouncement shall be treated as a Change in Law only if Management provides Enbridge a written opinion of independent, nationally-recognized tax counsel selected by Management (such counsel and form of opinion to be reasonably satisfactory to Enbridge) to the effect that such counsel is unable to conclude that a Reasonable Basis exists to take a position contrary to such administrative pronouncement.

    "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of successor law.

    "Common Unit" has the meaning set forth in the MLP Partnership Agreement.

    "EECI" means Enbridge Energy Company, Inc., a Delaware corporation, the sole general partner of the MLP and the owner of the Voting Shares.

    "Enbridge" is defined in the introduction to this Agreement.

    "Final Determination," in respect of Enbridge, the MLP or Management means: (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all appeals allowable by law as of right and hereunder by either party to the action have been exhausted or the time for filing such appeals has expired; (ii) a closing agreement entered into under section 7121 of the Code or any other settlement agreement entered into with the applicable taxing authority in connection with an administrative or judicial proceeding (including a state or local proceeding); (iii) the expiration of the time for instituting a suit with respect to a claimed deficiency; or (iv) the expiration of the time for instituting a claim for refund, or if such a claim were filed, the expiration of the time for instituting a suit with respect thereto.

    "Indemnifiable Event" means either (i) an increase, as a result of a Change in Law, an audit by the applicable taxing authority or any action taken by Enbridge or EECI that is inconsistent with the Tax Assumptions, in the sum of Taxes imposed on, payable by, or withheld from payments to Management, over the sum of Taxes, if any, Management would have paid or incurred in such year or shorter tax period with respect thereto based on the Tax Assumptions, computed in each case as provided in Section 4, (ii) any insufficiency or inadequacy of cash to pay Taxes as contemplated by the definition of "Tax Assumptions" (which insufficiency or inadequacy shall be treated as additional Tax for purposes of
Section 3(a)(1)), or (iii) any of the situations described in the last sentence of Section 3(a)(3).

    "Indemnity Amount" has the meaning set forth in Section 3(a)(1).

    "Interest Rate" means the applicable federal rate (within the meaning of section 1274(d) of the Code).

    "IRS" means the United States Internal Revenue Service.

    "I-Unit" is defined in the recitals to this Agreement. The terms and provisions of the I-Units are more specifically set forth in the MLP Partnership Agreement.

    "Listed Shares" means the ownership interests in Management described in the recitals to this Agreement, the rights and obligations of which are more specifically described in the Management L.L.C. Agreement.

    "Management" is defined in the introduction to this Agreement.

    "Management L.L.C. Agreement" is defined in the recitals to this Agreement.

    "Management Subsidiary" means any limited liability company, partnership, corporation, joint venture or other entity that is, directly or indirectly, wholly-owned by Management.

    "MLP" is defined in the recitals to this Agreement.

    "MLP Partnership Agreement" is defined in the recitals to this Agreement.

    "Non-Taxable" means in respect of any transaction, event or circumstance, not causing or giving rise to the realization or recognition of any taxable income or other basis for the imposition of Tax.

    "Purchase Rights" means the rights and obligations associated with the optional and mandatory purchase of Listed Shares by Enbridge, the terms and provisions of which are more specifically set forth in Annex A of the Management L.L.C. Agreement.

    "Realized Tax Savings" shall have the meaning set forth in Section 3(a)(3).

    "Reasonable Basis" for a position exists if tax counsel may properly advise reporting such position on a Tax return in accordance with Formal Opinion 85-352 of the American Bar Association or any successor thereto.

    "Revenue Agent's Report" means a report sent to a taxpayer under cover of a transmittal (30 day) letter relating to proposed adjustments in such taxpayer's United States federal income tax liability referred to in Treasury Regulation
Section 601.105(c)(2)(i).

    "Tax" or "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions or withholdings (including, without limitation, income, franchise, gross receipts, sales, rental, use, turnover, value added, property (tangible and intangible), excise and stamp taxes) of any nature whatsoever, together with any and all assessments, penalties, fines, additions and interest relating thereto, provided, however, that the term "Tax" or "Taxes" does not include any Texas franchise taxes, or any assessments, penalties, fines, additions or interest relating thereto.

    "Tax Assumptions" means the following assumptions with respect to the basis of taxation of Management and its capability to pay Taxes to which it may be subject relative to the cash which it has available to pay such Taxes:

    (1) The formation and capitalization of Management and all transactions related or incidental thereto (including, without limitation, this Agreement), its issuance of Listed Shares and Voting Shares and its acquisition of I-Units in the MLP will be Non-Taxable to Management.

    (2) Management's receipt of the Purchase Rights from Enbridge will be Non-Taxable to Management.

    (3) Management's transfer of the Purchase Rights to the holders of Listed Shares will be Non-Taxable to Management.

    (4) Management is treated as a corporation for United States federal, state and local income Tax purposes.

    (5) Each Listed Share and Voting Share is treated as an ownership interest in Management, and each owner of a Listed Share or a Voting Share is treated as a shareholder of Management, for United States federal, state and local income Tax purposes.

    (6) The MLP is treated as a partnership for United States federal, state and local income Tax purposes.

    (7) Management, by virtue of its ownership of I-Units in the MLP, is treated as a partner in the MLP for United States federal, state and local income Tax purposes.

    (8) The allocation of MLP Tax Items, as set forth in the MLP Partnership Agreement, is respected for United States federal, state and local income Tax purposes.

    (9) Management's ownership of additional I-Units following cash distributions to holders of Common Units, occurring pursuant to the MLP Partnership Agreement, is Non-Taxable to Management.

    (10) Distributions of additional Listed Shares and Voting Shares by Management to holders of Listed Shares and Voting Shares, made pursuant to the Management L.L.C. Agreement, are Non-Taxable to Management.

    (11) To the extent that Management engages in the management and control of, or provides services to, the MLP, any reimbursement of Management by the MLP or EECI (or Affiliates of either) in respect of its services and other expenses incurred by Management will, after the payment by Management of any fees or expenses incurred by Management in respect of the management and control of, or services provided to, the MLP, be adequate to pay all Taxes, if any, payable by Management by virtue of either (i) its management and control of, or services provided to, the MLP, or (ii) the receipt of such reimbursement from the MLP or EECI (or Affiliates of either).

    (12) The only assets owned by Management for federal income Tax purposes, other than cash, are I-Units in the MLP.

    (13) If there is a sale, exchange, redemption or other disposition of I-Units owned by Management or a complete or partial liquidation of the MLP, the cash received by Management pursuant thereto will be sufficient to satisfy any Tax payable by Management as a result of such sale, exchange, redemption, liquidation or other disposition.

    "Tax Items" means items of income, gain, loss, deduction and credit for income Tax purposes.

    "Treasury Regulations" means temporary or final United States Treasury regulations.

    "Voting Shares" means the ownership interest in Management held by EECI, the rights and obligations of which are more specifically set forth in the Management L.L.C. Agreement.

    2. TAX REPRESENTATIONS. Management represents, warrants and covenants to Enbridge, and Enbridge represents, warrants and covenants to Management that, for all United States federal, state and local income Tax purposes:

        (a)  It will treat Management as a corporation.

        (b) It will treat the owners of Listed Shares and Voting Shares as shareholders of Management.

        (c) It will treat the distributions by Management of additional Listed Shares and Voting Shares to holders of Listed Shares and Voting Shares made pursuant to the Management L.L.C. Agreement as Non-Taxable.

                (d) It will treat the MLP as a partnership and will treat Management as a partner of the MLP with respect to its ownership of I-Units.

                (e) It will respect the allocation of Tax Items made with respect to the I-Units owned by Management as provided in the MLP Partnership Agreement.

                (f) It will prepare and file all Tax elections, Tax returns and information returns on a basis consistent with the treatment described in (a) through (e) and will not take any contrary position on any Tax return or information return or take any other action that is inconsistent with such treatment.

Notwithstanding anything to the contrary herein, neither Enbridge nor Management shall be obligated to take a position subsequent to (i) a Final Determination to the contrary or (ii) the receipt of a written opinion of independent, nationally-recognized tax counsel selected by Management (such counsel and form of opinion to be reasonably satisfactory to Enbridge) to the effect that, due solely to a Change in Law, such counsel is unable to conclude that a Reasonable Basis exists to take such position.

In addition to the foregoing, Management agrees that it shall otherwise use its reasonable best efforts, consistent with applicable Tax Law, to minimize the amount of Taxes for which indemnification may be available hereunder.

         3.     INDEMNIFICATION AND REIMBURSEMENTS.

                (a)   INDEMNITY OBLIGATION; REIMBURSEMENT FOR REALIZED TAX
         SAVINGS.

                      (1)   IN GENERAL.  Upon the occurrence of an
                Indemnifiable Event, Enbridge shall become obligated, in accordance with the terms of this Agreement, to the extent Management does not have sufficient cash to pay the additional Taxes, to pay as an indemnity such amounts as, on an After-Tax Basis, shall be equal to the amount of the additional Taxes incurred by Management as a result of such Indemnifiable Event (the "Indemnity Amount"). In addition, the Indemnity Amount shall be increased, on an After-Tax Basis, by the amount of all reasonable out-of-pocket expenses incurred by Management that would not otherwise have been incurred by Management, and that have not otherwise been previously paid by Enbridge to Management as result of: (i) any Indemnifiable Event or (ii) any determination by Management of the existence or amount of any Realized Tax Savings.

                      (2) INCREASE FOR INTEREST. The Indemnity Amount shall be increased by an amount equal to interest accrued at the Interest Rate on the amount of indemnified Taxes that have actually been paid to the IRS or other applicable taxing authority by Management from the assumed date of payment of such Taxes (as provided in Section 4(b)), provided that (x) a payment of Taxes in respect of which Enbridge has advanced funds to Management pursuant to Section 5(d) shall not accrue interest and (y) such interest shall cease to accrue if the payment date of the Indemnity Amount is delayed as a result of the failure of Management to provide notice and computations to Enbridge within a reasonable time pursuant to Section 3(b).

                      (3) REIMBURSEMENT FOR REALIZED TAX SAVINGS. To the extent that any Indemnity Amount is paid pursuant to this
                Section 3 in respect of an Indemnifiable Event, Management shall reimburse Enbridge for any Tax savings (i) which are realized and which Management would not have realized but for such Indemnifiable Event and (ii) which are actually received or recognized by Management in the form of cash or a cash savings at a time when such cash or cash savings is not otherwise required by Management to pay its legal obligations, including, without limitation, its Taxes, and excluding the obligation created by this Section 3(a)(3) ("Realized Tax Savings"). Management shall pay any Realized Tax Savings within 15 days of the earlier of (i) Management determining that such Realized Tax Savings exist or (ii) any final determination, pursuant to Section 6, that any such Realized Tax Savings exist and are available for payment pursuant to this Section 3(a)(3). Notwithstanding the foregoing, Management shall not be required to make any payment pursuant to this Section 3(a)(3) to the extent that the amount of such payment would exceed (i) the amount of all prior payments by Enbridge to Management pursuant to Section 3(a)(1) with respect to the Indemnifiable Event which gave rise to the Realized Tax Savings, less (ii) the amount of all prior payments by Management pursuant to this Section 3(a)(3) with respect to such Indemnifiable Event. If for any reason any Realized Tax Savings paid to Enbridge pursuant to this Section 3(a)(3) or taken into account in computing the amount of any indemnity payable hereunder pursuant to Section 3(a)(1) shall, as a result of a Final Determination or otherwise, be unavailable, such unavailability shall be treated as an Indemnifiable Event subject to indemnification by Enbridge pursuant to Section 3(a)(1), above.

                (b) DATE FOR PAYMENT. The amount payable by Enbridge pursuant to Section 3(a) shall be paid upon the occurrence of the latest of:

                      (1) subject to Section 6 and the next sentence, 15 Business Days after the receipt by Enbridge of a notice from Management accompanied by its computations in accordance with
                Section 6;

                      (2) if any such indemnity payment relates to an Indemnifiable Event that is contested pursuant to Section 5, 15 Business Days after the date of a Final Determination with respect to such Indemnifiable Event; and

                      (3) in the case of, and to the extent such amount payable by Enbridge pursuant to Section 3(a) relates to, the redemption or other disposition of the MLP I-Units, and subject to Section 6 and the next sentence, 15 Business Days after the redemption or other disposition of the MLP I-Units.

The date required for payment pursuant to the preceding sentence shall be delayed until 15 Business Days after delivery to Enbridge of any verification requested pursuant to Section 6.

         4.     COMPUTATIONAL ASSUMPTIONS.

                (a) IN GENERAL. For purposes of (i) computing the amount of Taxes payable as a result of an Indemnifiable Event and (ii) the definition of "After-Tax Basis," Management shall be assumed to be subject to United States federal income Tax at the maximum effective statutory rate generally applicable to corporations for the relevant period or periods, and to the extent Management is subject to state and local income Taxes it shall be assumed to be subject to state and local income taxes at the composite rate equal to the highest generally applicable composite rate for corporations whose principal place of business is such state or local jurisdiction.

                (b) DUE DATE FOR TAXES; DATE OF REALIZED TAX SAVINGS. Taxes will be assumed to be payable on the later of (i) the due date, without extensions, of the Tax return on which such Taxes are reported or (ii) the date on which such Taxes are actually paid to the IRS or other applicable taxing authority. Realized Tax Savings pursuant to Section 3(a)(3) will be assumed to be realized on the date when the cash or cash savings from such Realized Tax Savings is realized by Management and is not otherwise required by Management to pay its legal obligations.

         5.     CONTESTS; RECORDS.

                (a) NOTICE OF CLAIM. If Management receives written notice (including in the form of a proposed Revenue Agent's Report) of any action by the IRS or other taxing authority that, if successful, would result in an Indemnifiable Event for which Enbridge may be required to indemnify Management hereunder, Management hereby agrees promptly to notify Enbridge in writing of such claim (but a failure to do so will not diminish Enbridge's obligations under this Agreement except to the extent that (i) Enbridge is harmed by such failure and (ii) at the time such notification should have been provided, either (A) Enbridge and its Affiliates collectively were not the Record Holders of a majority of the Voting Shares then outstanding or (B) a majority of the members of the Board of Directors of Management consisted of independent directors as required by the principal National Securities Exchange on which Listed Shares were listed or admitted to trading, the Securities and Exchange Commission or applicable Law); PROVIDED, HOWEVER, that if EECI receives any such notice as the tax matters partner of the MLP, Enbridge shall be deemed to have received notice under this Section 5(a).

                (b) AGREEMENT TO CONTEST. Subject to Section 5(d) and provided the conditions set forth in Section 5(c) are satisfied, (i) Management agrees to contest (or join in contesting) in good faith such claim and agrees not to settle such claim without the written approval of Enbridge, (ii) subject to clause (iii) of this Section 5(b), the conduct of the contest shall be controlled by Management (or such other person as Management shall have designated, subject to Enbridge's right of involvement set forth in this Section 5) and
         (iii) Enbridge shall have the right, upon its election in writing to Management and at its sole expense, to control the contest of such claim (including the defense, prosecution, settlement or compromise thereof), and Management shall take such action in connection with contesting such claim as Enbridge shall reasonably request in writing from time to time, including the selection of counsel and experts and the execution of powers of attorney.

                (c) CONDITIONS TO INDEMNIFIED PARTY'S OBLIGATION TO CONTEST AND NOT SETTLE.

                      (1) Prior to taking any action to contest the claim described in Section 5(a), and again prior to any appeal of an adverse judicial decision, Enbridge shall have delivered to Management a written opinion of independent, nationally-recognized tax counsel selected by Enbridge (such counsel and form of opinion to be reasonably satisfactory to Management) to the effect that there is a Reasonable Basis for contesting such action or proposed action by the IRS or other taxing authority;

                      (2) Enbridge shall have agreed to pay, on an After-Tax Basis as verified under Section 6, and shall be currently paying for Management, all reasonable out-of-pocket expenses (including reasonable attorneys fees of legal counsel reasonably selected by Management or Enbridge, as applicable) that Management shall incur in connection with contesting such action or proposed action; and

                      (3) the amount of the indemnity that would be payable hereunder (which shall include prospective exposure in future tax years attributable to the position being challenged) shall exceed U.S. $5,000.

                (d) REFUND CLAIMS. If Management or Enbridge, as applicable, shall determine in its reasonable discretion that Management shall pay the Tax claimed and sue for a refund, Enbridge must either, at its option and to the extent necessary for the contest to proceed, (i) promptly advance to Management on an interest-free basis sufficient funds to pay the Tax payable with respect thereto or (ii) pay to Management the amount payable pursuant to Section 3 (but without regard to the time of payment in Section 3(b)) with respect to such claim.

                (e) TIME AT WHICH OBLIGATIONS OPERATIVE. In any circumstance where judicial review shall be unavailable, Enbridge's right to cause a contest hereunder, and Management's obligation to contest hereunder, shall become operative at the earliest time such a contest may, pursuant to law, be initiated, provided that Enbridge has then satisfied all of the necessary preconditions to the exercise of its contest rights.

                (f) DEFERRAL OF INDEMNIFICATION. If Enbridge shall have requested Management to contest such claim as above provided and shall have duly complied and remains in compliance with all the terms of this Section 5, Enbridge's liability for indemnification shall be deferred (as provided in Section 3) until a Final Determination of the liability of Management. At such time, Enbridge shall become obligated for the payment of any indemnification hereunder resulting from the outcome of such contest, and, to the extent funds were advanced by Enbridge pursuant to Section 5(d), Management shall become obligated to refund to Enbridge any amount received as a refund by Management or credited to Management and fairly attributable to advances by

         Enbridge, net of any Taxes attributable to the receipt of such refund or credit. Within 15 Business Days following such Final Determination, any amounts due hereunder shall be paid first by set off against each other and then either:

                      (1) Enbridge shall pay to Management any excess of the full amount due hereunder over the amount of any advances previously made by Enbridge and applied against its indemnity obligation as aforesaid; or

                      (2) Management shall repay to Enbridge any excess of such advances, net of any Taxes attributable to Management's receipt of such refund or credit, over such full amount due hereunder, together with any interest received from the IRS or other taxing authority by Management that is properly attributable to such advances during the period such advances were outstanding and that is in excess of the amount of any Taxes attributable to Management's receipt or accrual of such interest.

                (g)   RECORDS AND PARTICIPATION.

                      (1) INDEMNIFIED PARTY. Management shall provide Enbridge with all documents and information related to the contest as may be reasonably requested by Enbridge, shall keep Enbridge fully informed, shall afford Enbridge the opportunity to attend and participate in any meetings or negotiations with the IRS or other taxing authority regarding such contest and shall otherwise fully cooperate with Enbridge in good faith in connection with such contest. Management will consult in good faith with (and, in the event that Enbridge has not exercised its contest control rights under Section 5(b)(iii), consider in good faith suggestions by) Enbridge and its counsel regarding relevant aspects of the progress and nature of any such contest, provided that nothing in this Agreement shall require Management to provide Enbridge with proprietary information relating to the identity of Management's shareholders, owners, members or lenders.

                      (2) ENBRIDGE. Within a reasonable time under the circumstances after reasonable written request therefor from Management, Enbridge shall provide such information and copies of records as are within its control to enable Management to fulfill its Tax return filing, audit and litigation obligations in connection with the transactions contemplated by the Management L.L.C. Agreement, provided that nothing in this Agreement shall require Enbridge to provide Management with its Tax returns.

         6. VERIFICATION. The results of all computations to be made with respect to Management under this Agreement, together with a statement describing in reasonable detail the manner in which such computations were made, shall be delivered to Enbridge in writing. Preparation and delivery of such computations shall be pursued diligently, in a timely manner and in good faith, and notice of an Indemnifiable Event and delivery of such computations to Enbridge shall be made within a reasonable time under the circumstances. If Enbridge so requests within 10 Business Days after receipt of such computations, any determination shall be reviewed by the independent accounting firm who regularly audits Management, who shall be asked to verify, after consulting with Enbridge and Management, whether Management's computations are correct, and to report its conclusions (within 20 Business Days upon being requested to verify and determine the correct computation) to both Enbridge and Management. Enbridge also may request that such accounting firm review Management's Tax returns for any year to determine if Management is required to make any payment pursuant to Section 3(a)(3). Management and Enbridge hereby agree to provide such accountants with all information and materials as shall be reasonably necessary or desirable in connection herewith. Any information provided to such accountants by any person shall be and remain the exclusive property of such person and shall be deemed by the parties to be (and the accountants shall confirm in writing that they shall treat such information as) the private, proprietary and confidential property of such person, and no person other than such person and the accountants shall be entitled thereto, and all such materials shall be returned to such person. The reasonable fees and expenses of the accountants in verifying an amount pursuant to this Agreement shall be paid by Enbridge; provided, that Management and not Enbridge shall be required to pay such fees if the computations provided by Management were not prepared in good faith. The parties hereto agree that the sole responsibility of the accountants hereunder shall be to verify calculations hereunder and that all matters of interpretation of this Agreement shall not be within the scope of the accountant's responsibilities.

    7. EXTENSION AND ADJUSTMENT OF AGREEMENT IN THE CASE OF MANAGEMENT SUBSIDIARIES. To the extent that Management forms one or more Management Subsidiaries to perform any activities or hold any assets (including I-Units) which Management is permitted under the Management L.L.C. Agreement to perform or hold directly, (i) the indemnity and other provisions of this Agreement shall be automatically extended to include and take into account, in addition to Management, any such Management Subsidiary, (ii) to the extent such Management Subsidiary is recognized as an entity separate from Management for the applicable Tax purpose, the Management Subsidiary shall be indemnified by Enbridge to the same extent that Management would have been indemnified had it performed such activities (and received any related reimbursements or payments) or held such assets directly, and (iii) correlative adjustments to the terms and definitions of this Agreement and their application shall be made, to the extent appropriate to the context, to take into account the legal existence of such Management Subsidiary, the actual ownership of assets and/or performance of activities by the Management Subsidiary and the applicable tax status of the Management Subsidiary (E.G., as a disregarded or recognized entity for the applicable Tax purpose) and to avoid any duplication of payments made pursuant to this Agreement.

    8. LATE PAYMENTS. Except as otherwise provided in this Agreement, any amount payable to Management or Enbridge under this Agreement not paid when due shall bear interest from the date due to the date paid at the Interest Rate.

    9. NO DUPLICATION OF PAYMENTS. Nothing contained in this Agreement shall be construed to permit Management to receive payment with respect to an Indemnifiable Event hereunder more than once, to permit Management to receive payment with respect to an Indemnifiable Event in duplication of any payment with respect to such Indemnifiable Event previously received by any transferor of Management's interest, to permit any third-party beneficiary hereof to recover any amount hereunder or to require Management to pay any Realized Tax Savings arising out of any Indemnifiable Event more than once.

    10. NOTICES. All notices and other communications shall be given in the manner, to the respective addresses, and shall become effective as provided in the Management L.L.C. Agreement except to the extent otherwise expressly provided herein, except that notices or communications shall be directed to Enbridge at:

                                 Enbridge Inc.
                                        [Address]
                                 ----------------------------
                                        [Address]
                                 ----------------------------
                                 Attn:
                                       ----------------------
                                 [Phone Number]:
                                 ----------------------------

    11. ASSIGNMENT. The obligations and liabilities of Enbridge and Management arising under this Agreement are expressly made for the benefit of, and shall be enforceable by, Management and Enbridge and their respective successors and permitted assigns. It is expressly provided that Enbridge may assign to Enbridge (U.S.) Inc. or any other Affiliate of Enbridge, and such assignee may assume, Enbridge's obligations, rights and/or liabilities under this Agreement. Any assignment by Enbridge of any of its obligations or liabilities hereunder will not relieve Enbridge of any such obligations or liabilities without the consent of Management.

    12.  SURVIVAL.

         (a) The obligations, rights and liabilities of Enbridge and Management hereunder shall continue in full force and effect (notwithstanding the cancellation, sale, exchange, redemption or other disposition of Listed Shares, or the dissolution, liquidation or termination of Management, the MLP or Enbridge) until the 180th day following the expiration of the relevant statute of limitations for all relevant taxable years (taking into account all extensions thereof).

         (b) Notwithstanding Section 12(a) or anything in this Agreement to the contrary:

               (i) if as a result of a change in the tax status of the MLP, Management consummates a merger with or into the MLP or a subsidiary of the MLP pursuant to Section 7.03 of the Management L.L.C. Agreement, this Agreement shall terminate immediately following the effective time of such merger and the obligations, rights and liabilities of Enbridge and Management hereunder shall not continue in force or effect as of that time, PROVIDED, HOWEVER, that any obligations, rights and liabilities of Enbridge and Management arising with respect to periods ending on or before the effective time of such merger shall not terminate and shall continue in full force and effect as provided in
         Section 12(a);

               (ii) if a Special Event that is not a Mandatory Purchase Event occurs or the general partner of the MLP is removed by the limited partners of the MLP, this Agreement shall terminate immediately prior to the occurrence of such Special Event or upon such removal and the obligations, rights and liabilities of

         Enbridge and Management hereunder shall not continue in force or effect as of that time, PROVIDED, HOWEVER, that any obligations, rights and liabilities of Enbridge and Management arising with respect to periods before that time shall not terminate and shall continue in full force and effect as provided in Section 12(a); and

               (iii)  if Management is dissolved or liquidated pursuant to
         Section 7.01(a)(iii) of the Management L.L.C. Agreement, this Agreement shall terminate immediately prior to the Dissolution Event associated with such dissolution or liquidation and the obligations, rights and liabilities of Enbridge and Management shall not continue in force or effect as of that time, PROVIDED, HOWEVER, that any obligations, rights and liabilities of Enbridge and Management arising with respect to periods before that time shall not terminate and shall continue in full force and effect as provided in Section 12(a).

    13. METHOD OF PAYMENT. All payments to be made to a party pursuant to this Agreement shall be made in United States Dollars by wire transfer to such bank account of such party as such party from time to time shall have directed in writing at least five (5) Business Days prior to the due date thereof.

    14. GOVERNING LAW. THIS TAX INDEMNIFICATION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND WITHOUT REGARD TO ANY CONFLICT OF LAW PROVISIONS.

    15. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute and be one and the same instrument.

    16.  MISCELLANEOUS.

         (a) SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, unless the provisions declared prohibited as unenforceable are essential to effectuate the intent of the parties with respect to the Agreement taken as a whole. To the extent permitted by applicable Law, each of the parties hereto hereby agrees that any provision hereof that renders any other term or provision hereof invalid or unenforceable in any respect shall be modified, but only to the extent necessary to avoid rendering such other term or provision invalid or unenforceable, and such modification shall be accomplished in a manner that most nearly preserves the benefit of the parties' bargains hereunder.

         (b) AMENDMENTS. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification is sought.

         (c) HEADINGS. The section and paragraph headings in this Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.

         (d) NO INTENDED THIRD PARTY BENEFICIARIES. There are no intended third party beneficiaries of this Agreement.

          [The remainder of this page has been left intentionally blank]

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


                                      ENBRIDGE INC.



                                      By:
                                          ----------------------------------
                                      Name:
                                            --------------------------------
                                      Title:
                                             -------------------------------




                                      ENBRIDGE ENERGY MANAGEMENT, L.L.C.



                                      By:
                                          ----------------------------------
                                      Name:
                                            --------------------------------
                                      Title:
                                             -------------------------------




                                      ENBRIDGE ENERGY PARTNERS, L.P.


                                      By: Enbridge Energy Company, Inc.,
                                          its general partner



                                      By:
                                          ----------------------------------
                                      Name:
                                            --------------------------------
                                      Title:
                                             -------------------------------



                 [SIGNATURE PAGE TO TAX INDEMNIFICATION AGREEMENT]